Exhibit 99.1

News Release

PartnerRe Ltd. Reports Second Quarter and Half Year 2011 Results

•	Second Quarter Operating Earnings per share of $0.98; Net Income per share of $1.69

•	Second Quarter Annualized Operating ROE of 4.2%; Annualized Net Income ROE of 7.2%

•	Half Year Operating Loss per share of $9.86; Net Loss per share of $10.32

•	Half Year Annualized Operating ROE of (21.0)%; Annualized Net Income/(Loss) ROE of (22.0)%

•	Book Value of $83.71 per share, down 11% year-to-date, and 2% year over year

PEMBROKE, Bermuda, August 1, 2011 — PartnerRe Ltd. (NYSE, Euronext: PRE) today reported net income of $124.2 million, or $1.69 per share on a fully diluted basis for the second quarter of 2011. This net income includes net after-tax realized and unrealized gains on investments of $41.0 million, or $0.60 per share. Net income for the second quarter of 2010 was $190.9 million, or $2.31 per share on a fully diluted basis, including net after-tax realized and unrealized gains on investments of $29.7 million, or $0.38 per share. The Company recorded operating earnings of $67.2 million, or $0.98 per share on a fully diluted basis, for the second quarter of 2011. This compares to operating earnings of $141.8 million, or $1.80 per share, for the second quarter of 2010.

Net loss for the first six months of 2011 was $682.8 million, or $10.32 per share. This net loss includes net after-tax realized and unrealized losses on investments of $47.4 million, or $0.70 per share. Net income for the first six months of 2010 was $270.6 million, or $3.13 per share, including net after-tax realized and unrealized gains on investments of $140.3 million, or $1.73 per share. Operating loss for the first six months of 2011 was $668.4 million, or $9.86 per share on a fully diluted basis. This compares to operating earnings of $91.4 million, or $1.13 per share, for the first six months of 2010.

Operating earnings or loss excludes net after-tax realized and unrealized investment gains and losses, net after-tax foreign exchange gains and losses, and net after-tax interest in results of equity investments, and is calculated after payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on results for the second quarter and half year 2011, PartnerRe President & Chief Executive Officer Costas Miranthis said, “The second quarter of 2011 was another active period in terms of catastrophe-related losses for the industry, with a series of severe weather events across the U.S. in April and May, along with a number of smaller losses, including another earthquake in New Zealand in June. Despite the impact of these losses on catastrophe-exposed short-tail lines, the remainder of our portfolio continues to perform well, and as a result our capital position remains strong as we head into the U.S. wind season.”

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

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Mr. Miranthis added, “Through recent renewal periods, including the Japanese renewal which was delayed from April 1, we reduced certain catastrophe exposures to bring greater balance to our overall risk portfolio and ultimately maximize the risk-adjusted return potential of the total portfolio. As we expected, we saw some encouraging signs in the June and July renewals. We observed increases in catastrophe rates in most territories with significant increases in loss-affected lines and we selectively took advantage of these improvements. Longer-tail lines remain flat.”

“As we approach the January 1, 2012 renewal, PartnerRe is well-positioned to take advantage of market opportunities in shorter-tail lines within a disciplined risk-return framework, and maintain our position in longer-tail lines until pricing momentum improves there.”

Highlights for the second quarter and first six months of 2011 include:

Results of operations:

•

For the second quarter, net premiums written were down 5%, or 10% on a constant foreign exchange basis, to $1.1 billion primarily related to the effect of the Company’s decision to cancel and non-renew business in order to reposition its portfolios following the integration of PARIS RE, and also reflects a continued competitive pricing environment in certain markets. The decreases were partially offset by growth in net premiums written in the agriculture line of our North America Non-Life sub-segment and our Life segment. For the first six months of 2011, net premiums written were down 13% to $2.5 billion primarily for the same reasons described for the second quarter, while foreign exchange increased net premiums written by 1%.

•

For the second quarter, net premiums earned were flat at $1.1 billion primarily for the same reasons described for net premiums written, however, the impact was lower due to the earning of premiums related to business written in 2010. For the first six months of 2011, net premiums earned were down 4% to $2.2 billion primarily for the same reasons described for the second quarter.

•

For the second quarter, the Non-life combined ratio was 101.7% and included 13.2 points (or $119 million) related to second quarter catastrophe events, including the U.S. tornadoes in April and May 2011 and losses related to an aggregate contract covering events in Australia and New Zealand. The Non-Life combined ratio included 6.6 points (or $59 million) related to net adverse loss development on the catastrophic events that occurred during the first quarter of 2011, and 17.8 points (or $161 million) of net favorable loss development on prior accident years. For the first

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

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six months of 2011, the Non-life combined ratio was 147.1% and included 67.6 points (or $1,204 million) related to the second quarter of 2011 catastrophic events and the Japan earthquake and resulting tsunami, New Zealand earthquake, Australian floods and losses related to aggregate contracts covering events in Australia and New Zealand during the first quarter of 2011 (together “the 2011 catastrophic events”) and included 17.0 points (or $303 million) of net favorable loss development on prior accident years.

•

For the second quarter, the Company’s losses related to the 2011 catastrophic events are estimated to be $181 million pre-tax, net of reinstatements, reinsurance and commission adjustments, and include $178 million in our Non-Life segment and $3 million in our Corporate and Other segment. For the first six months of 2011, our total direct losses related to the 2011 catastrophic events are estimated to be $1,259 million pre-tax, net of reinstatements, reinsurance and commission adjustments, and include $1,204 million in our Non-life segment, $4 million in our Life segment and $51 million in our Corporate and Other segment primarily related to insurance-linked securities.

•

For the second quarter, net investment income was down 9% to $158 million primarily due to lower reinvestment rates and was partially offset by the positive impact of foreign exchange of 2%. For the first six months of 2011, net investment income was down 11% to $310 million primarily due to lower reinvestment rates.

•

For the second quarter, pre-tax net realized and unrealized investment gains were $78 million primarily related to decreases in risk-free interest rates. For the first six months of 2011, pre-tax net realized and unrealized investment losses were $34 million primarily related to increases in risk-free interest rates.

•

For the second quarter, the effective tax rate on operating earnings and non-operating earnings was 14% and 44%, respectively. For the first six months of 2011, the effective tax rate on operating losses and non-operating losses was (3)% and (26)%, respectively.

Balance sheet and capitalization:

•	Total investments, cash and funds held – directly managed at June 30, 2011 were up 4% at $18.9 billion from December 31, 2010.

•	Net Non-life loss and loss expense reserves were up 13% to $11.6 billion at June 30, 2011 when compared to December 31, 2010, primarily due to the impact of the 2011 catastrophic events.

•	Net policy benefits for life and annuity contracts were down 1% to $1.7 billion when compared to December 31, 2010.

•	Total capital was $7.4 billion at June 30, 2011, down 7% from $8.0 billion at December 31, 2010. The decrease was primarily due to the comprehensive loss of

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

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$641 million for the first six months of 2011, which was driven by the net loss of $683 million and partially offset by an increase of $44 million in the currency translation account, and also reflects the issuance of $374 million 7.25% Series E Cumulative Redeemable Preferred Shares in June 2011, and share repurchases and dividends paid in 2011.

•	Total shareholders’ equity was $6.6 billion at June 30, 2011 compared to $7.2 billion at December 31, 2010. The decrease was primarily driven by the factors described above under total capital.

•	Book value per common share at June 30, 2011 was $83.71 on a fully diluted basis compared to $93.77 per diluted share at December 31, 2010.

Segment and sub-segment highlights for the second quarter and first six months of 2011 include:

Non-life:

•

All Non-life sub-segments, except for the North America sub-segment, reported a reduction in net premiums written compared to the second quarter and first six months of 2010 primarily related to the effect of the Company’s decision to cancel and non-renew business in order to reposition portfolios following the integration of PARIS RE, including a reduction in the exposure and limits of the Catastrophe sub-segment, and also reflects a continued competitive pricing environment in certain markets.

•

For the second quarter, the North America sub-segment’s net premiums written were up 17% primarily due to an increased level of bound agricultural premiums for the 2011 underwriting year compared to a downward agricultural premium adjustment recorded in the second quarter of 2010. This sub-segment reported a technical ratio of 96.9%, which included $55 million, or 20.9 points of net favorable prior year loss development and $34 million, or 12.9 points of losses related to the 2011 catastrophic events. For the first six months of 2011, the North America sub-segment’s net premiums written were up 3% primarily due to the same factor describing the second quarter. This sub-segment reported a technical ratio of 94.8%, which included $95 million, or 18.1 points of net favorable prior year loss development and $47 million, or 9.0 points of losses related to the 2011 catastrophic events.

•

For the second quarter, the Global (Non-U.S.) P&C sub-segment’s net premiums written were down 35% due to cancellations and non-renewals in all lines of this sub-segment, driven by decreases in pricing and a reduction in catastrophe exposed business. This sub-segment reported a technical ratio of 93.5%, which included $22 million, or 11.5 points of net favorable prior year loss development. For the first six months of 2011, the Global (Non-U.S.) P&C sub-segment’s net premiums written

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

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were down 30%, due to the same reasons describing the second quarter. This sub-segment was less affected by catastrophe losses for the first six months of 2011 compared to the same period last year and reported a technical ratio of 99%, which included $52 million, or 14.0 points attributable to the 2011 catastrophic events and $54 million, or 14.6 points of net favorable prior year loss development.

•

For the second quarter, the Global (Non-U.S.) Specialty sub-segment’s net premiums written were down 6%, or 11% on a constant exchange basis, primarily due to pricing and the repositioning of the Company’s portfolio following the Paris Re acquisition, with most lines contributing to the decrease. This sub-segment’s technical ratio of 83.2% included $10 million, or 3.0 points of losses related to the 2011 catastrophic events and $58 million, or 16.9 points of net favorable prior year loss development. For the first six months of 2011, the Global (Non-U.S.) Specialty sub-segment’s net premiums written were down 20%, due to the same reasons described for the second quarter and additionally due to the decrease in specialty casualty renewals written at January 1, 2011. This sub-segment’s technical ratio of 88.9% included $43 million, or 6.5 points of losses related to the 2011 catastrophic events and $93 million, or 14.0 points of net favorable prior year loss development.

•

For the second quarter, the Catastrophe sub-segment’s net premiums written were down 16% due in part to the Company reducing certain catastrophe limits and exposures as part of its portfolio rebalancing following the integration of PARIS RE, as well as timing difference resulting from a delay in the renewal of several Japanese treaties following the Japan earthquake and tsunami. This sub-segment’s technical ratio of 119.8% included $128 million, or 136.2 points of losses related to the 2011 catastrophic events and $26 million, or 24.1 points of net favorable prior year loss development. For the first six months of 2011, the Catastrophe sub-segment’s net premiums written were down 18% due to the reduction of certain catastrophe limits and exposures as described for the second quarter. This sub-segment reported a technical loss for the first six months of 2011, which included $1,062 million, or 467.8 points of losses related to the 2011 catastrophic events and $61 million, or 26.4 points of net favorable prior year loss development.

Life:

•

For the second quarter, the Life segment’s net premiums written increased by 17% primarily due to growth in the longevity business compared to the same period in 2010. This segment’s technical result was $9 million and reflected net adverse loss development of $2 million. For the first six months of 2011, the Life segment’s net premiums written increased by 15% due to growth in the longevity and mortality business compared to the same period in 2010. This segment’s technical result was $18 million and reflected net favorable loss development of $1 million.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

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•

The Life allocated underwriting result, which includes the technical result, allocated investment income and operating expenses, was $12 million for the second quarter of 2011, compared to a loss of $13 million in the same period in 2010 which was primarily due to a charge of $20 million recorded in the second quarter of 2010 related to an impaired life annuity treaty. The Life allocated underwriting result was $24 million for the first six months of 2011, compared to a break even result in the same period in 2010 which was primarily for the same reason describing the second quarter.

Corporate and Other:

•

For the second quarter, investment and capital markets activities contributed $215 million to pre-tax net income, excluding Life investment income. Of this amount, $138 million was included in pre-tax operating earnings and an additional $77 million in net realized and unrealized gains on investments and losses from equity investee companies in pre-tax net income. For the first six months of 2011, investment and capital markets activities contributed $236 million of pre-tax income to the overall pre-tax net loss, excluding Life investment income. Of this amount, $270 million of pre-tax income was included in pre-tax operating loss and an additional $34 million in net realized and unrealized losses on investments and losses from equity investee companies in pre-tax net loss.

Separately, as announced by the Company today, the Board of Directors declared a quarterly dividend of $0.60 per common share. The dividend will be payable on September 1, 2011, to common shareholders of record on August 19, 2011, with the stock trading ex-dividend commencing August 17, 2011.

The Company has posted its second quarter 2011 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data, which includes a reconciliation of GAAP and non-GAAP measures.

The Company will hold a dial-in conference call and question and answer session with investors at 10 a.m. Eastern tomorrow, August 2. Investors and analysts are encouraged to call in 15 minutes prior to the commencement of the call. The conference call can be accessed by dialing (800) 378-6592 or, from outside the United States, by dialing (719) 325-2316. The media are invited to listen to the call live over the Internet on the Investor Relations section of PartnerRe’s web site, www.partnerre.com. To listen to the webcast, please log on to the broadcast at least five minutes prior to the start.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Net income/loss per share is defined as net income/loss available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income/loss available to common shareholders is defined as net income/loss less preferred dividends. Operating earnings/loss is defined as net income/loss available to common shareholders excluding after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses and after-tax interest in earnings/losses of equity investments. Operating earnings/loss per share is defined as operating earnings/loss divided by the weighted average number of fully diluted shares outstanding for the period.

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning diluted book value per common and common share equivalents outstanding to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses, and the after-tax interest in earnings/losses of equity investments, where the Company does not control the investee companies’ activities. The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses total capital, which is defined as total shareholders’ equity, long-term debt, senior notes and CENts, to manage the capital structure of the Company.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended December 31, 2010, total revenues were $5.9 billion. At June 30, 2011, total assets were $24.6 billion, total capital was $7.4 billion and total shareholders’ equity was $6.6 billion.

PartnerRe on the Internet: www.partnerre.com

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd. (441) 292-0888 Investor Contact: Robin Sidders Media Contact: Celia Powell	Sard Verbinnen & Co. (212) 687-8080 Drew Brown/Briana Kelly

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

PartnerRe Ltd.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	For the three months ended June 30, 2011	For the three months ended June 30, 2010	For the six months ended June 30, 2011	For the six months ended June 30, 2010

Revenues
Gross premiums written	$1,082,205	$1,140,175	$2,639,766	$3,049,501

Net premiums written	$1,056,467	$1,112,735	$2,526,887	$2,896,899
Decrease (increase) in unearned premiums	50,978	(8,104)	(354,853)	(638,489)

Net premiums earned	1,107,445	1,104,631	2,172,034	2,258,410
Net investment income	158,328	174,454	309,962	347,576
Net realized and unrealized investment gains (losses)	78,199	46,046	(34,000)	191,519
Other income	1,596	753	3,408	2,028

Total revenues	1,345,568	1,325,884	2,451,404	2,799,533

Expenses
Losses and loss expenses and life policy benefits	814,523	704,631	2,421,740	1,716,967
Acquisition costs	229,251	244,144	437,100	464,251
Other operating expenses	113,694	160,151	217,991	288,286
Interest expense	12,214	12,803	24,514	19,935
Amortization of intangible assets	9,165	7,833	17,992	12,636
Net foreign exchange gains	(8,737)	(11,021)	(9,433)	(14,648)

Total expenses	1,170,110	1,118,541	3,109,904	2,487,427

Income (loss) before taxes and interest in (losses) earnings of equity investments	175,458	207,343	(658,500)	312,106
Income tax expense	50,085	17,762	23,828	45,316
Interest in (losses) earnings of equity investments	(1,188)	1,346	(443)	3,791

Net income (loss)	$124,185	$190,927	$(682,771)	$270,581

Preferred dividends	$8,631	$8,631	$17,263	$17,263

Operating earnings (loss) available to common shareholders	$67,153	$141,825	$(668,419)	$91,417

Comprehensive income (loss), net of tax	$128,568	$84,271	$(640,842)	$91,249

Per share data:
Earnings (loss) per common share:
Basic operating earnings (loss)	$0.99	$1.83	$(9.86)	$1.15
Net realized and unrealized investment gains (losses), net of tax	0.61	0.38	(0.70)	1.77
Net foreign exchange gains, net of tax	0.13	0.13	0.24	0.23
Interest in (losses) earnings of equity investments, net of tax	(0.02)	0.02	—	0.04

Basic net income (loss)	$1.71	$2.36	$(10.32)	$3.19

Weighted average number of common shares outstanding	67,628,052	77,365,445	67,811,366	79,519,198

Diluted operating earnings (loss)	$0.98	$1.80	$(9.86)	$1.13
Net realized and unrealized investment gains (losses), net of tax	0.60	0.38	(0.70)	1.73
Net foreign exchange gains, net of tax	0.13	0.12	0.24	0.23
Interest in (losses) earnings of equity investments, net of tax	(0.02)	0.01	—	0.04

Diluted net income (loss)	$1.69	$2.31	$(10.32)	$3.13

Weighted average number of common shares and common share equivalents outstanding	68,442,300	78,796,431	67,811,366	81,050,662
Dividends declared per common share	$0.60	$0.50	$1.15	$1.00

PartnerRe Ltd.

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Investments:
Fixed maturities, trading securities, at fair value	$14,406,945	$12,824,389
Short-term investments, trading securities, at fair value	215,692	49,397
Equities, trading securities, at fair value	994,913	1,071,676
Other invested assets	338,373	352,405

Total investments	15,955,923	14,297,867
Funds held – directly managed	1,379,513	1,772,118
Cash and cash equivalents, at fair value, which approximates amortized cost	1,606,842	2,111,084
Accrued investment income	181,806	201,928
Reinsurance balances receivable	2,517,586	2,076,884
Reinsurance recoverable on paid and unpaid losses	489,415	382,878
Funds held by reinsured companies	846,466	937,032
Deferred acquisition costs	661,564	595,557
Deposit assets	233,187	256,702
Net tax assets	32,358	14,960
Goodwill	455,533	455,533
Intangible assets	154,194	178,715
Other assets	85,535	83,113

Total assets	$24,599,922	$23,364,371

Liabilities
Unpaid losses and loss expenses	$12,016,271	$10,666,604
Policy benefits for life and annuity contracts	1,726,180	1,750,410
Unearned premiums	2,067,996	1,599,139
Other reinsurance balances payable	554,386	491,194
Deposit liabilities	243,033	268,239
Net tax liabilities	325,285	316,325
Accounts payable, accrued expenses and other	213,738	244,552
Debt related to senior notes	750,000	750,000
Debt related to capital efficient notes	70,989	70,989

Total liabilities	17,967,878	16,157,452

Shareholders’ Equity
Common shares (par value $1.00; issued: 2011, 84,569,310 shares; 2010, 84,033,089 shares)	84,569	84,033
Preferred shares (par value $1.00; issued and outstanding: 2011, 35,750,000 shares; 2010, 20,800,000 shares; aggregate liquidation value: 2011, $893,750; 2010, $520,000)	35,750	20,800
Additional paid-in capital	3,792,057	3,419,864
Accumulated other comprehensive income:
Currency translation adjustment	60,185	16,101
Other accumulated comprehensive loss	(14,200)	(12,045)
Retained earnings	3,983,398	4,761,178
Common shares held in treasury, at cost (2011, 16,831,534 shares; 2010, 14,046,895 shares)	(1,309,715)	(1,083,012)

Total shareholders’ equity	6,632,044	7,206,919

Total liabilities and shareholders’ equity	$24,599,922	$23,364,371

Shareholders’ Equity Per Common Share (excluding preferred shares: 2011, $893,750; 2010, $520,000)	$84.71	$95.55

Diluted Book Value Per Common and Common Share Equivalents Outstanding (assuming exercise of all share-based awards)	$83.71	$93.77

Number of Common and Common Share Equivalents Outstanding	68,552,024	71,312,305

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

For the three months ended June 30, 2011

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$242	$122	$350	$169	$883	$195	$4	$1,082

Net premiums written	$242	$121	$333	$161	$857	$195	$4	$1,056
Decrease (increase) in unearned premiums	19	72	8	(51)	48	6	(3)	51

Net premiums earned	$261	$193	$341	$110	$905	$201	$1	$1,107
Losses and loss expenses and life policy benefits	(190)	(127)	(206)	(123)	(646)	(166)	(2)	(814)
Acquisition costs	(63)	(53)	(78)	(9)	(203)	(26)	—	(229)

Technical result	$8	$13	$57	$(22)	$56	$9	$(1)	$64

Other income					—	—	1	1
Other operating expenses					(71)	(13)	(30)	(114)

Underwriting result					$(15)	$(4)	n/a	$(49)

Net investment income						16	142	158

Allocated underwriting result (1)						$12	n/a	n/a

Net realized and unrealized investment gains							78	78
Interest expense							(12)	(12)
Amortization of intangible assets							(9)	(9)
Net foreign exchange gains							9	9
Income tax expense							(50)	(50)
Interest in losses of equity investments							(1)	(1)

Net income							n/a	$124

Loss ratio (2)	72.8%	65.9%	60.3%	111.7%	71.4%

Acquisition ratio (3)	24.1	27.6	22.9	8.1	22.4

Technical ratio (4)	96.9%	93.5%	83.2%	119.8%	93.8%

Other operating expense ratio (5)					7.9

Combined ratio (6)					101.7%

For the three months ended June 30, 2010

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$207	$189	$371	$206	$973	$167	$—	$1,140

Net premiums written	$207	$186	$355	$191	$939	$167	$7	$1,113
Decrease (increase) in unearned premiums	16	45	21	(90)	(8)	6	(6)	(8)

Net premiums earned	$223	$231	$376	$101	$931	$173	$1	$1,105
Losses and loss expenses and life policy benefits	(116)	(141)	(292)	13	(536)	(169)	—	(705)
Acquisition costs	(69)	(61)	(82)	(7)	(219)	(25)	—	(244)

Technical result	$38	$29	$2	$107	$176	$(21)	$1	$156

Other income (loss)					1	1	(1)	1
Other operating expenses					(82)	(13)	(65)	(160)

Underwriting result					$95	$(33)	n/a	$(3)

Net investment income						20	154	174

Allocated underwriting result (1)						$(13)	n/a	n/a

Net realized and unrealized investment gains							46	46
Interest expense							(13)	(13)
Amortization of intangible assets							(8)	(8)
Net foreign exchange gains							11	11
Income tax expense							(17)	(17)
Interest in earnings of equity investments							1	1

Net income							n/a	$191

Loss ratio (2)	52.2%	61.1%	77.6%	(12.8)%	57.6%

Acquisition ratio (3)	30.7	26.4	21.9	6.3	23.4

Technical ratio (4)	82.9%	87.5%	99.5%	(6.5)%	81.0%

Other operating expense ratio (5)					8.8

Combined ratio (6)					89.8%

(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

For the six months ended June 30, 2011

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$581	$440	$724	$486	$2,231	$403	$6	$2,640

Net premiums written	$581	$437	$648	$453	$2,119	$402	$6	$2,527
(Increase) decrease in unearned premiums	(60)	(63)	10	(220)	(333)	(17)	(5)	(355)

Net premiums earned	$521	$374	$658	$233	$1,786	$385	$1	$2,172
Losses and loss expenses and life policy benefits	(365)	(277)	(427)	(1,040)	(2,109)	(311)	(2)	(2,422)
Acquisition costs	(129)	(93)	(158)	(1)	(381)	(56)	—	(437)

Technical result	$27	$4	$73	$(808)	$(704)	$18	$(1)	$(687)

Other income					2	—	1	3
Other operating expenses					(137)	(25)	(56)	(218)

Underwriting result					$(839)	$(7)	n/a	$(902)

Net investment income						31	279	310

Allocated underwriting result (1)						$24	n/a	n/a

Net realized and unrealized investment losses							(34)	(34)
Interest expense							(24)	(24)
Amortization of intangible assets							(18)	(18)
Net foreign exchange gains							9	9
Income tax expense							(24)	(24)
Interest in losses of equity investments							—	—

Net loss							n/a	$(683)

Loss ratio (2)	70.0%	74.0%	64.9%	446.3%	118.0%

Acquisition ratio (3)	24.8	25.0	24.0	0.3	21.4

Technical ratio (4)	94.8%	99.0%	88.9%	446.6%	139.4%

Other operating expense ratio (5)					7.7

Combined ratio (6)					147.1%

For the six months ended June 30, 2010

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total

Gross premiums written	$564	$633	$880	$615	$2,692	$354	$3	$3,049

Net premiums written	$564	$621	$811	$550	$2,546	$349	$2	$2,897
Increase in unearned premiums	(73)	(160)	(98)	(295)	(626)	(12)	(1)	(639)

Net premiums earned	$491	$461	$713	$255	$1,920	$337	$1	$2,258
Losses and loss expenses and life policy benefits	(296)	(387)	(595)	(140)	(1,418)	(299)	—	(1,717)
Acquisition costs	(137)	(114)	(146)	(18)	(415)	(49)	—	(464)

Technical result	$58	$(40)	$(28)	$97	$87	$(11)	$1	$77

Other income (loss)					2	1	(1)	2
Other operating expenses					(160)	(27)	(101)	(288)

Underwriting result					$(71)	$(37)	n/a	$(209)

Net investment income						37	311	348

Allocated underwriting result (1)						$—	n/a	n/a

Net realized and unrealized investment gains							191	191
Interest expense							(20)	(20)
Amortization of intangible assets							(13)	(13)
Net foreign exchange gains							15	15
Income tax expense							(45)	(45)
Interest in earnings of equity investments							4	4

Net income							n/a	$271

Loss ratio (2)	60.2%	84.0%	83.4%	54.6%	73.9%

Acquisition ratio (3)	28.0	24.6	20.5	7.3	21.6

Technical ratio (4)	88.2%	108.6%	103.9%	61.9%	95.5%

Other operating expense ratio (5)					8.3

Combined ratio (6)					103.8%